Exhibit 10.1
SHIPPING AND CONSULTING AGREEMENT

This Shipping and Consulting Agreement  (this “Agreement”) dated as of September 20, 2013 (the “Effective Date”) is entered into between WellDyne Health, LLC (“WellDyne Health”), a Florida limited liability company with its principal place of business at 500 Eagles Landing Drive, County of Polk, City of Lakeland, State of Florida, and Wound Management Technologies, Inc. (“Company”), a Texas corporation with its principal place of business at 777 Main Street, Suite 3100, County of Tarrant, City of Fort Worth, State of Texas.  WellDyne Health and Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

Company presently markets and sells the patented CellerateRX wound care products (“Wound Care Products”) and surgical products (“Surgical Products” and, together with the Wound Care Products, the “Products”) as identified on Exhibit A attached hereto in the expanding advanced wound care market and desires for WellDyne Health to assist or provide services in various operational areas as provided herein, and WellDyne Health desires to assist or provide the aforementioned services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties agree as follows:

SECTION ONE - PRODUCT STORAGE AND DISTRIBUTION

Shipment. Company grants to WellDyne Health, and WellDyne Health accepts, a world-wide right to receive (both telephonically and electronically) and fulfill orders for Products (“Orders”) during the term of this Agreement. Company agrees to make available and provide to WellDyne Health Products in sufficient quantity to allow WellDyne Health to effectively respond to Orders. The shipment and fulfillment services provided for by this Agreement are expected in be in support of, but not limited to, Company’s efforts to provide the Products to physician groups, hospitals, home health care providers, wholesalers, end consumers, durable medical equipment purchasers, and other entities operating within the healthcare industry.  Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit Company from storing Products at Company’s facilities. Product Orders shall be approved by Company and such approval shall be communicated to WellDyne Health prior to shipment. Company agrees and acknowledges WellDyne Health shall not be responsible for any uncollectable debts related to Orders. Within five (5) business days of the beginning of each quarter, Company shall provide to WellDyne Health a commercially reasonable estimate of the quantity of Product which Company intends to deliver to WellDyne Health. WellDyne Health shall respond to Company within five (5) business days in the event WellDyne Health determines that the estimated quantity of Product is commercially impracticable to house, and that it must reject subsequent Product shipments.

Consignment. Risk of loss of, any Products shipped to WellDyne Health from or on the behalf of Company shall pass to WellDyne Health upon receipt by WellDyne Health, and WellDyne Health agrees to insure same for full replacement value, with the Company as a loss payee. WellDyne Health shall exercise care and take commercially reasonable precautions in connection with the proper storage of the Products.  WellDyne Health shall keep the Products logically separate which are in WellDyne Health’s inventory or otherwise not co-mingled.   WellDyne Health shall store Products at a WellDyne Health approved or WellDyne Health operated facility. The Company may examine and inspect any storage facility in which Products are to be held, and WellDyne Health shall permit the Company to have access to the Products at all reasonable times.

Without limiting the foregoing, WellDyne Health, at its sole discretion, reserves the right to set space allocation limits for Products stored at WellDyne Health approved or WellDyne Health operated facilities, and to return to the Company any Products for which storage would excess such limits.

Lien. Company hereby grants to WellDyne Health a general warehouse lien for all lawful charges for handling, storage transportation, accessorial charges, preservation, and all other charges and expenses in relation to such goods, and for the balance on any other accounts which are or may be due. WellDyne Health further claims a general warehouse lien for all such charges with respect to any other Products or goods stored by WellDyne Health in any other facility owned, operates or acting under the guidance of WellDyne Health.

Delivery Requirements. No Products shall be delivered or transferred to WellDyne Health except upon receipt by WellDyne Health of advance written notice, such notice shall contain at least detailed identification of the goods and quantity of the goods. Advance written delivery shall include, but are not limited to, FAX, EDI, TWX or similar communication, provided WellDyne Health has no liability when relying on the information contained in the communication as received. However, when no negotiable receipt is outstanding, goods may be delivered upon instruction by telephone in accordance with a prior written authorization, but WellDyne Health shall not be responsible for loss or error occasioned thereby. Risk of loss following shipment shall at all times be borne by Company.

Buyback of Existing Product. For a period of sixty days following the Effective Date of this Agreement, Company shall, at the request of WellDyne Health, repurchase any pre-existing Products that WellDyne Health has purchased from Company prior to Effective Date. Company agrees to repurchase such pre-existing Products at the price WellDyne Health paid to Company. The aforementioned repurchase shall occur within a commercially reasonable period of time.

Order Picking and Shipping.  WellDyne Health shall use commercially reasonable efforts to pick the correct Products for each Order received by WellDyne Health. WellDyne Health shall ship each Order in accordance with WellDyne Health’s established practices, along with the applicable purchase order and the applicable customer shipping requirements, provided such requirements are reasonable and within industry norms. WellDyne Health shall communicate complete billing information for each Order in an mutually agreeable electronic file format . Company (or the applicable purchaser – it being recognized that the intent of the parties is for WellDyne Health to be reimbursed by Company for any shipment cost not satisfied by any applicable purchaser) shall bear the cost of shipments provided for by this provision.  Company shall be responsible for cost of any loss damaged (prior to WelDyne Health and following WellDyne Health’s shipment) or expired Products. Additionally, under no circumstances shall WellDyne Health be required to obtain any licensure, permit, or governmental approval to ship Products into or out of any foreign jurisdiction or assume any cost or liability associated with shipping or arranging for the shipment of Products into or out of any foreign jurisdiction.

SECTION TWO - SALES AND MARKETING SUPPORT

Consulting. Company hereby retains WellDyne Health to provide guidance and advice related to the sale and marketing of Products (“Consulting Services”). WellDyne Health hereby agrees to provide Consulting Services to the Company with respect to the bringing to market of products in the following areas (subject to expansion by mutual agreement, the “Company Markets”): surgical reinsurance, capitated wound care, and other related product lines (including, without limitation, dental, dermatological, and sunburn ). Company acknowledges and agrees that WellDyne Health reserves the right to utilize or designate members of its workforce to provide the aforementioned Consulting Services at its discretion.

Non-Competition. Company expressly acknowledges and agrees WellDyne Health and its affiliated entities are active participants in the health care industry, the activities of WellDyne Health and its affiliated entities may include without limitation, pharmacy benefits management, mail order pharmacy services (including prescription and over the counter drugs), disease state management, drug related automation services, and other forms of drug distribution and that the non-competition restrictions contained within this provision are not intended to effect WellDyne Health and its affiliated entities current operations or plans. WellDyne Health agrees that during the term of this Agreement, it will not, and will not cause or allow any of its affiliates to, directly or indirectly, provide Consulting Services to  any person or enterprise which offers Food and Drug Administration approved over the counter drug products that compete directly with the Product.

Reimbursable Costs. Company shall receive an average of twenty (20) hours of guidance and advice related to the sale and marketing of goods each month (without accrual) without charge, provided that WellDyne Health may at its sole discretion by providing twenty-four (24) hours advance written notice elect to cease provision of sales and marketing support services, or at its sole discretion by providing twenty-four (24) hours advance written notice elect to begin invoicing Company at actual cost plus an additional fifteen percent (15%) service fee for travel costs (as described below) and telecommunications costs. Notwithstanding the foregoing, Company agrees to reimburse WellDyne Health for travel costs related to the performance of this Agreement. Travel costs shall mean airline travel, lodging meals, ground transportation, entertainment, and other related costs and expenses. In addition to rental costs, all automobile travel will be reimbursed at the current Internal Revenue Service acceptable rate per mile. Sales and marketing documents and materials developed by WellDyne Health shall be reimbursed at actual cost plus an additional fifteen percent (15%) service fee.

SECTION THREE - ONLINE RETAIL SALES

Resale. Company hereby grants to WellDyne Health, the right to resell Wound Care Products via the internet to consumers in the United States. Wound Care Products will be ordered by WellDyne Health at prices and quantities as agreed to by the parties and subject to the terms and conditions of sales orders then in effect at the time Company accepts the order. Notwithstanding the foregoing, Company shall extend to WellDyne Health, the lowest product price for Wound Care Products, and the terms and conditions of sales orders for Wound Care Products offered to, Company’s largest retail client (or in the event WellDyne Health becomes Company’s largest retail client, Company’s second largest retail client) that operates a business similar (both in terms of aggregate orders and sales channels) to that of WellDyne Health in the United States. Delivery of Wound Care Products from Company to WellDyne Health shall be made both in full quantities, and at time specified, strictly in accordance with WellDyne Health’s delivery schedule.  If Company fails to deliver Wound Care Products in accordance with WellDyne Health’s established schedule, WellDyne Health without limiting its other remedies, may direct expedited routing and the difference between the expedited routing and the regular routing costs shall be paid by Company. Wound Care Products delivered in excess of the quantity specified may be returned at no cost to WellDyne Health. For purposes of clarity, this delivery provision shall not limit or replace any term or condition related to WellDyne Health’s storage, warehousing, or shipment of Wound Care Products. WellDyne Health may, with the prior written consent of the Company (which consent shall not unreasonably be withheld) purchase Wound Care Products out of any consignment inventory managed by WellDyne Health. WellDyne Health shall not be required to purchase any minimum amount or quantity of the Wound Care Products. WellDyne Health agrees that it will not, in connection with its sales under this section or otherwise, publish prices in excess of the Company’s suggested retail pricing.

SECTION FOUR - PAYMENT AND INVOICING

Statement of Account. The parties shall submit to one another Statements of Account reflecting the pricing terms contained herein. In the event either party disputes any item on a Statement of Account, the disputing party shall set forth in a detailed writing the basis for the dispute within thirty (30) days’ of  receipt of a Statement of Account.  Any and all taxes shall be borne by Company; taxable amounts may be added to a Statement of Account. Within 45 days of the end of each fiscal quarter during the term of this Agreement, the Company shall make a payment (the “Administration Fee”) to WellDyne in an amount equal to 15% of an amount equal to the difference of (i) the Company’s gross revenues for sales of Products during such fiscal quarter as determined in accordance with the Company’s audited financial statements for such quarter, minus (ii) any such revenues attributable to sales made by WellDyne Health pursuant to Section Three hereof. Company acknowledges and agrees that WellDyne Health shall be entitled to a minimum annual Administration Fee of two-hundred thousand dollars ($200,000.00 USD) each year this Agreement is in effect, and that the aforementioned minimum Administration Fee amount shall be (i) subject to a pro-rated true up at the end of each quarter during each contract year, and (ii) subject to a pro rata reduction as necessary to reflect any partial years covered by this Agreement.

Late Payment. Late Payments may be subject to a service fee on any statement of account which is past due. A Statement of Account shall be considered past due on the thirtieth (30th) day following the date of the Statement of Account. Interest shall accrue on a compounded basis on  the past due amount at a rate equal to the prime rate effective for the date such payment is due, as published in the Wall Street Journal, plus (i) one  percent (1%) for the first thirty (30) days such payment is delinquent or (ii) four percent (4%) thereafter. In the event of a delinquency, the delinquent party shall be solely responsible for costs associated with the collection of overdue amounts.

SECTION FIVE - TERM

Initial Term.  The initial term of this Agreement shall commence on the Effective Date as described above in Section One and, unless sooner terminated or renewed as provided for in this Agreement, shall continue in effect for three (3) years.

Renewals.  This Agreement shall be automatically renewed for successive terms of one (1) year on the anniversary of the effective date, unless either party elects to terminate this Agreement by providing written notice of intent not to renew within ninety (90) days of the expiration of the then current term.

Termination.  This Agreement may be terminated by the mutual consent of both parties at any time. Additionally, this Agreement may be immediately terminated by either party upon the insolvency or bankruptcy of the other party.

SECTION SIX - INTELLECTUAL PROPERTY

License Grant.  The Parties hereby grant to each other, and the Parties hereby accept, a royalty free, non-assignable, nontransferable, non-sub licensable, non-exclusive right and license to use the trademarks and servicemarks of the other Party solely for the purpose of identifying the other Party as a business partner. Notwithstanding any other provision of this Agreement, upon termination of this Agreement for any reason, this  trademarks and servicemarks license grant shall terminate and both Parties shall cease use of the other Party’s trademarks and servicemarks as soon as is practicable. Notwithstanding the license grant and limitations set forth below, Company shall be required to obtain from WellDyne Health advance written approval, which approval shall not unreasonably be withheld, prior to Company’s use or mention of the WellDyne Health name or the names of any WellDyne Health affiliated entity in a public setting, except that the parties acknowledge and agree that the company will have to make certain public disclosures (including, without limitation, the full disclosure of its entrance into this Agreement and the filing of this Agreement as an exhibit to its current Form 8-k) in order to fulfill its current and periodic reporting requirements under the Securities and Exchange Act.

Ownership of Trademarks.  Company acknowledges WellDyne Health, or its affiliated entities, own all rights, title and interest in and to trademarks and servicemarks of WellDyne Health or its affiliated entities, as well as to any derivatives thereof which may hereafter be approved by WellDyne Health for use by Company (the “WellDyne Trademarks and Servicemarks”).  Company further acknowledges that all goodwill arising from the ownership and use of the WellDyne Trademarks and Servicemarks shall inure exclusively to the benefit of WellDyne Health or its affiliated entities.  Company shall, at the direction or request of WellDyne Health, comply with any trademark usage guidelines for the WellDyne Trademarks and Servicemarks that may be delivered to Company by WellDyne Health from time to time, including those regarding the use of notices, legends, or markings of ownership.  Company agrees not to attack the title of any WellDyne Trademarks or Servicemarks to which WellDyne Health or its affiliated entities claims title or other interest, unless it is in violation of any Company Trademark or Servicemark (as defined below).  Company shall cooperate fully with WellDyne Health or its affiliated entities in connection with any submissions to the United States Patent and Trademark Office or other governmental agency relating to the aforementioned WellDyne Trademarks and Servicemarks. This Section Five shall survive the termination or expiration of this Agreement for any reason.

WellDyne acknowledges Company, or its affiliated entities, own or license all rights, title and interest in and to trademarks and servicemarks of Company or its affiliated entities, as well as to any derivatives thereof which may hereafter be approved by Company for use by WellDyne Health and any internet domain names currently in use by the Company (the “Company Trademarks and Servicemarks”).  WellDyne Health further acknowledges that all goodwill arising from the ownership and use of the Company Trademarks and Servicemarks shall inure exclusively to the benefit of Company or its affiliated entities.  WellDyne Health shall, at the direction or request of Company, comply with any trademark usage guidelines for the Company Trademarks and Servicemarks that may be delivered to WellDyne Health by Company from time to time, including those regarding the use of notices, legends, or markings of ownership.  WellDyne Health agrees not to attack the title of any Company Trademarks or Servicemarks to which Company or its affiliated entities claims title or other interest, unless it is in violation of any WellDyne Health Trademark or Servicemark.  WellDyne Health shall cooperate fully with Company or its affiliated entities in connection with any submissions to the United States Patent and Trademark Office or other governmental agency relating to the aforementioned Company Trademarks and Servicemarks. This Section Five  shall survive the termination or expiration of this Agreement for any reason.

Quality Control.  Company acknowledges that WellDyne Health shall have the right of approval of the appearance and quality design of all materials to which Company applies any WellDyne Health Trademarks and Servicemarks.  Company shall, upon WellDyne Health’s reasonable request: (i) permit WellDyne Health to inspect the manner in which Company exercises the rights granted hereunder to use the WellDyne Health Trademarks and Servicemarks, and (ii) make available for WellDyne Health’s inspection, at reasonable times and after reasonable notice from WellDyne Health, all of Company’s materials relating to or displaying the WellDyne Health Trademarks and Servicemarks or any elements thereof. If at any time Company’s promotional materials, documents, or signage bearing the WellDyne Health Trademarks and Servicemarks, do not meet WellDyne Health’s quality standards, WellDyne Health shall have the right to require Company to discontinue any and all such nonconforming uses of the WellDyne Trademarks and Servicemarks immediately upon notice, whereupon Company agrees to use its best efforts to cease all such nonconforming uses immediately.

WellDyne Health acknowledges that Company shall have the right of approval of the appearance and quality design of all materials to which WellDyne Health applies any Company Trademarks and Servicemarks.  WellDyne Health shall, upon Company’s reasonable request: (i) permit Company to inspect the manner in which WellDyne Health exercises the rights granted hereunder to use the Company Trademarks and Servicemarks, and (ii) make available for Company’s inspection, at reasonable times and after reasonable notice from Company, all of WellDyne Health’s materials relating to or displaying the Company Trademarks and Servicemarks or any elements thereof. If at any time WellDyne Health’s promotional materials, documents, or signage bearing the Company Trademarks and Servicemarks, do not meet Company’s quality standards, Company shall have the right to require WellDyne Health to discontinue any and all such nonconforming uses of the WellDyne Trademarks and Servicemarks immediately upon notice, whereupon WellDyne Health agrees to use its best efforts to cease all such nonconforming uses immediately.

SECTION SEVEN - WARRANTIES AND ASSURANCES

The following are warranties and assurances provide by the Parties to each other:

Organization; Powers.  Company and WellDyne Health are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, have all requisite power and authority to carry business as now conducted and, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Authorization; Enforceability.  The ability to enter into this Agreement and any other Agreement contemplated by this Agreement is within each Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stakeholder action.  This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Governmental Approvals; No Conflicts. . The ability to enter into this Agreement and any other Agreement contemplated by this Agreement does (a) not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Company or any of  its respective Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Company or any of its Subsidiaries or its assets, or give rise to a right there-under to require any payment to be made by any Company or any of their respective Subsidiaries.

Compliance. Each Party is in compliance with all applicable federal, state, and local laws, regulations and obligations to governmental entities, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. 1320a-7(b)), the False Claims Act (31 U.S.C. 3729), and 1320a-7a of Title 42 of the United States Code, and the regulations promulgated pursuant to such statutes. Additionally, Company represents and warrants it shall not submit to WellDyne Health any Product orders, or otherwise seek to have WellDyne Health deliver or arrange for Product delivery in any jurisdiction unless Company has received appropriate licensure or certification as might be required by the jurisdiction in question.

HealthCare Conviction. Each Party and such Party’s workforce have not been subject to any judgment, order, decree, or writ issued by a tribunal of competent jurisdiction which has affected the ability of Party or such Party’s workforce to render healthcare services. Each Party and such Party’s workforce have not been convicted, indicted, or investigated in connection with any criminal or civil proceeding involving a breach of fiduciary duty. Each Party and such Party’s workforce have not under any current or former business name or identity, had a felony conviction or a misdemeanor conviction, under federal or state law, related to the delivery of goods or services to a Medicaid, Medicare, or State health care program

Obstruction Conviction. Neither Party has under any current or former business name or identity had a felony conviction or a misdemeanor conviction, under federal or state law, related to interference with or obstruction of any investigation into any criminal offenses.

SECTION EIGHT - CONFIDENTIAL INFORMATION

Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean all information of or regarding the Parties or their affiliated entities including, but not limited to, financial statements and all financial, technical, commercial, operational, staff, management and other information, data, business development plans, inventions, assets, markets, costs, members, legal affairs, plans, forecasts, budgets, policies and standard operating procedures, systems and processes, and other information which may be classified as a trade secret; provided however, that “Confidential Information” shall not include information protected under HIPAA, HITECH, or state consumer privacy protection laws.

Confidentiality. The Confidential Information of each Party shall be kept strictly confidential and used by the other Party only for the legitimate business purposes for which the Confidential Information was intended. Only those persons who need to review Confidential Information shall access and view the Confidential Information. Except as expressly set forth in Section Six above, the Parties shall not disclose Confidential Information or any portion thereof to any third Party without the express written consent of the other Party.

Standard of Care.  The Parties agree to use reasonable efforts to protect the secrecy and confidentiality of and avoid disclosure or use of Confidential Information.  In the event of dissemination, disclosure, or use of the Confidential Information~~,~~ which is not permitted by this Agreement, the Party undertaking such activity shall notify the other Party promptly in writing and will use reasonable efforts to assist the other Party in minimizing the damage resulting from such unauthorized dissemination, disclosure or use.

License.  This Agreement entitles each Party to use Confidential Information of the other Party solely for the permitted purpose.  No license, express or implied, in the Confidential Information is granted to the Parties other than to use the Confidential Information in the manner and to the extent authorized by this Agreement.

Proprietary.  The Parties acknowledge and agree that any and all Confidential Information (including any intellectual property rights therein) is and will remain the sole property of the Party providing the respective materials or information.

SECTION NINE - LIABILITY INSURANCE AND INDEMNIFICATION

Indemnification. Each Party agrees to indemnify and hold harmless the other Party, its directors, officers, employees and agents from and against any and all claims, liabilities, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) or judgments imposed upon, incurred by or asserted against the other Party which arise out of or relate to the breach of any representations or warranties of the indemnifying Party contained herein or the negligence or fault of the indemnifying Party under this Agreement, unless otherwise specifically provided under this Agreement.

Liability Insurance. The parties shall procure and maintain, at each party’s sole expense, professional liability and general  liability insurance with limits of no less than One Million Dollars ($1,000,000) for each occurrence and Three Million Dollars ($3,000,000) annual aggregate, as well as comprehensive general liability insurance. The parties agree to provide evidence of such coverage upon reasonable written request.

Miscellaneous Limitations.  Neither party shall be liable to the other for any punitive, exemplary, indirect, incidental, special consequential damages, injury to reputation, or any business damages, including, but not limited to any variety of lost profits, notwithstanding receipt of notice of damages or losses. The Parties agree the purpose of these liability limitations is to set in advance the risk of damages borne by each Party.

SECTION TEN - GENERAL PROVISIONS

Assignment. This Agreement shall not be assignable by either Party unless the express written consent of the other Party has first been obtained. This Agreement will inure to the benefit of and be binding upon each Party, its respective successors and permitted assignees.

Notices.  Any notice required or permitted hereunder shall be sufficiently given if it is in writing, sent by (i) hand, (ii) nationally recognized overnight courier, (iii) facsimile, (iv) registered or certified mail, return receipt requested and addressed to the other Party at the address shown in execution section of this Agreement. Notices shall be deemed received upon signature certifying delivery, within one (1) business day if sent by facsimile, or immediately upon personal delivery by an authorized representative.

Notice of Action. If either Party  court order, subpoena, or governmental request relating to the other Party and/or the services provided through this Agreement, the receiving Party shall provide the other Party with prompt written notice of such order, subpoena, or request, and upon request shall provide copies of  necessary documents, related to the other Party and/or the services provided hereunder that are provided in response to such order, subpoena, or request, provided that a reasonable opportunity to protect confidential or trade secret information is given.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto pertaining to the subject matter hereof and supersedes all other prior agreements and understandings of the parties in connection therewith. Correspondence, requests for proposals, and memoranda of understanding do not constitute part of this Agreement. Any prior agreements or understandings relating to the subject matter of this Agreement not expressly set forth or incorporated into this Agreement by reference shall have no force and effect. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto. The headings, captions and sections contained in this Agreement are inserted for convenience only and shall not be used to interpret or construe any provisions of the Agreement.

Force Majeure.  Neither Party shall not be deemed to have breached this Agreement if its delay or its failure to perform all or any part of its obligation hereunder result from flood, earthquake, tropical weather event, blizzard, fire, or other acts of God, or war, strikes, slowdowns, labor unrest, riot, civil commotion, the public enemy, power failure, computer processing or data transmission delays or difficulties, delays or difficulties in obtaining supplies, materials, or in the performance of services provided by others, or other circumstances beyond its reasonable control, or by reason of a judgment, ruling, or order of any court, agency, or competent jurisdiction, or change of law or regulation occurring subsequent to the signing of this Agreement.

Independent Entity.  Nothing contained in this Agreement is intended to create a relationship of franchisor and franchisee. The parties shall perform as independent entities under this Agreement and not as employees of the other Party for any purpose, including but not limited to the application of the Social Security Act, the Fair Labor Standards Act, the Federal Insurance Contribution Act, applicable unemployment compensation laws and workers’ compensation laws.  WellDyne Health will retain sole and absolute discretion in the manner and means of carrying out activities and responsibilities under the Agreement, except to the extent specified in this Agreement, and as may be required by professional standards.

Counterpart. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by electronic methods and upon such delivery the electronic method of signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. The failure to deliver an original signature copy and/or the non-receipt of the original copy shall have no effect upon the binding and enforceable nature of this Agreement.

Third Party Rights.  This Agreement is entered into by any between the WellDyne Health and Company for their benefit.  There is no intent by either Party to create or establish a third-part beneficiary status or rights to any party.

Interpretation.  WellDyne Health and Company have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises with respect to this Agreement, the Agreement shall be construed as if drafted jointly by the parties and in accordance with its fair meaning.  There shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Remedies Cumulative. No remedy  conferred under this Agreement is exclusive of any other available remedy; but each and every such remedy is cumulative and is in addition to every other remedy given by this Agreement or now or hereafter existing at law, in equity or by statute.

Waiver.  Neither Party will be deemed to have waived any rights under the Agreement unless the waiver is made in writing and signed by a duly authorized representative of such Party.  A Party’s failure to exercise any right or remedy under the Agreement shall not operate as a waiver of a right or remedy.  A waiver by a Party of a provision of the Agreement or warranty or representation set forth herein will not constitute a waiver of the breached provision, warranty or representation or any other provision, warranty or representation

Change in Law.  In the event of any change in federal, state or local laws, rules or regulations, including any judicial or administrative interpretation thereof, which significantly alters the rights, duties, obligations or cost of performance of either Party under this Agreement, the parties will work in good faith toward mutually acceptable modifications of this Agreement within sixty (60) days of receiving notice from the other Party of the material alteration. If the parties cannot reach a mutually agreeable modification within sixty (60) days then this Agreement shall be terminable by either Party upon the delivery of thirty (30) days advance written notice. In the event any provision of this Agreement is declared to be unenforceable the remaining provisions shall continue in full force and effect.

Governing Law; Forum Selection.  Disputes shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws.  Disputes related to the relationship between the parties shall be brought solely and exclusively in the County of Polk, State of Florida; WellDyne Health and Company consent to the sole and exclusive jurisdiction of tribunals located in County of Polk, State of Florida, and waive all objections to venue and jurisdiction within the forum.

Attorney’s Fees.  In the event that a Party initiates action to enforce its rights, the Party prevailing on the dispute shall recover from the non-prevailing Party its expenses, court costs, including taxed and untaxed costs, and reasonable attorney’s fees.  As used herein, expenses include, but are not limited to, expenses incurred in any administrative, appellate, arbitration, mediation or bankruptcy proceeding.  All related expenses shall bear interest at a reasonable rate from the date the Party prevailing on the dispute incurs the expense.

Additional Regulations.  The parties  agree the following obligations will be imposed only to the extent required by applicable  law: Title VI of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination Act of 1975 as amended; the Vietnam Era Veterans Re-Adjustment Act; the Rehabilitation Act of 1973, as amended; Title IX of the Education Amendments of 1972, as amended; Omnibus Budget Reconciliation Act; and all applicable regulations, guidance, standards, and other sub-regulatory instruction as may be promulgated by the appropriate governmental entities.

Condition. Company expressly acknowledges and agrees, WellDyne Health’s performance under this Agreement shall be conditioned upon Company having executed and delivered the Stock Purchase Warrant attached hereto as Exhibit B.

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SECTION ELEVEN - EXECUTION

In Witness Whereof, the parties hereto have caused this Agreement to be executed on the date first set forth below.

Wound Management Technologies, Inc.	WellDyne Health, LLC.
Authorized Signature: /s/ Robert Lutz, Jr.	Authorized Signature: /s/ Doug Taylor
Printed Name: Robert Lutz, Jr.	Printed Name: Doug Taylor
Title: CEO	Title: EVP Sales and Marketing
Date: 9/20/13	Date: 9/20/13

Address for Notices:	Address for Notices:
Wound Management Technologies, Inc.	WellDyne Health LLC
ATTN: Chief Operating Officer	ATTN: Chief Operating Officer
777 Main Street Suite 3100	500 Eagles Landing Drive
Fort Worth, TX 76102	Lakeland, FL 33810
FAX:	FAX:

CC: WellDyne Health LLC
ATTN: Legal Department
500 Eagles Landing Drive
Lakeland, FL 33810
FAX:

EXHIBIT A

PRODUCTS AND PRICING

The pricing information set forth below is for reference only and may be modified by the Company in its sole discretion at any time.

CellerateRx Wound Care Products

	Product Codes:	Pricing Information:
CellerateRx Powder 1gm (24 per box)	CRXP-1GMBX-24	TBD
CellerateRx Powder 5gm (12 per box)	CRXP-5GMBX-12	TBD
CellerateRx Gel 6gm	CRXG-6GMEA	TBD
CellerateRx Gel 28gm	CRXG-28GMEA	TBD

CellerateRx Surgical Products

	Product Codes:	Pricing Information:
CellerateRx Surgical Powder 1gm (smart #232702)	WCI-01-SACRXP	TBD
CellerateRx Surgical Powder 5gm (smart #749855)	WCI-05-SACRXP	TBD

EXHIBIT B

STOCK PURCHASE WARRANT